UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 9, 2012

WINN-DIXIE STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-3657	59-0514290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida		32254-3699
(Address of principal executive offices)		(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

In connection with the Merger (as defined below), on March 9, 2012, BI-LO Holding, LLC and BI-LO, LLC (“BI-LO”) entered into a $700 million senior secured revolving credit facility, together with Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and the other lenders and agents party thereto (the “New Credit Agreement”), of which up to $250 million may be used for the issuance of letters of credit. Concurrent therewith, Winn-Dixie Stores, Inc. (the “Company”) and its subsidiaries (other than WIN General Insurance, Inc. (“WIN General”)) entered into a guarantee of such credit agreement and granted a security interest on a first priority basis on present and future cash, deposit accounts, accounts receivable, inventory and certain related assets (the “ABL Priority Collateral”) and on a second priority basis in existing and after acquired intellectual property, equipment, a pledge of equity interests and substantially all of the Company’s and its subsidiaries’ (other than WIN General) other assets that do not constitute ABL Collateral (the “Notes Priority Collateral”).

Under the New Credit Agreement, BI-LO is able to borrow and have letters of credit issued from time to time in an aggregate amount equal to the lesser of $700 million and the aggregate value (as determined pursuant to valuation methods and advance rates set forth in the New Credit Agreement) of certain borrowing base assets comprised of eligible accounts receivable, eligible pharmacy scripts, eligible inventory and eligible credit card receivables, in each case reduced by certain reserves (referred to in the New Credit Agreement as the “Borrowing Base”). The New Credit Agreement has a five year term and matures in March of 2017, at which time all principal amounts outstanding under the New Credit Agreement will be due and payable. Borrowings under the New Credit Agreement bear interest at a rate equal to either the base rate or LIBOR from time to time in effect, at BI-LO’s option, plus an applicable margin above the specified index. The applicable margin is determined by reference to BI-LO’s historical “Excess Availability” for borrowings. Depending on the amount of Excess Availability, applicable margins for LIBOR-based loans and fees for letters of credit range from 1.75% to 2.25%, and applicable margins for base rate-based loans range from 0.75% to 1.25%. The Credit Agreement may, subject to certain conditions and to receipt of commitments from new or existing lenders, be increased up to a total of $900 million at the request of BI-LO.

The proceeds of the New Credit Agreement may be used to effect the Merger, to repay the indebtedness under the Pre-Merger Credit Agreement (defined below), to refinance letters of credit issued on behalf of the Company or one of its subsidiaries under the Pre-Merger Credit Agreement or issued on behalf of BI-LO or one of its subsidiaries under its existing credit facility (both of which were terminated on March 9, 2012), to pay fees and expenses in connection with the Merger and its related transactions, and for working capital and general corporate purposes.

The New Credit Agreement places limitations on the ability of the Company and its subsidiaries to, among other things, incur debt, create other liens on its assets, make investments, sell assets, pay dividends, undertake transactions with affiliates, enter into merger transactions, and enter into unrelated businesses. The New Credit Agreement also contains various customary representations and warranties, financial and collateral reporting requirements and other affirmative and negative covenants.

Amounts owed under the New Credit Agreement may be accelerated and the Lenders may exercise other remedies available to them upon the occurrence of various events of default set forth in the New Credit Agreement, including the failure to make principal or interest payments when due, breaches of covenants, representations and warranties set forth in the New Credit Agreement, and defaults under other debt obligations.

Senior Secured Notes

On January 27, 2011, BI-LO and its wholly-owned subsidiary, BI-LO Finance Corp. (“BI-LO Finance”, and together with BI-LO, the “Issuers”) entered into a Purchase Agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (as representatives of initial purchasers) under which the Issuers proposed to issue and sell to the initial purchasers named therein $285,000,000 of Issuers’ 9.25% Senior Secured Notes due 2019 (the “Notes”). The closing of the sale of the notes occurred on February 3, 2011. The Notes are governed by an Indenture, dated February 3, 2011 (the “Indenture”), by and among the Issuers and Wells Fargo Bank, National Association, as trustee. The Notes are secured on a first priority basis on the Notes Priority Collateral of BI-LO and its subsidiaries and on a second priority basis on the ABL Priority Collateral of BI-LO and its subsidiaries. Concurrent with the Merger and entry by the Company and its subsidiaries (other than WIN General) into secured guarantee obligations in respect of the New Credit Agreement, the Company and its subsidiaries (other than WIN General) entered into a supplemental indenture as subsidiary guarantors and joinder to security documents in respect of the Indenture pursuant to which the Company and its subsidiaries (other than WIN General) granted a security interest on a first priority basis in its Notes Priority Collateral and on a second priority basis in its ABL Priority Collateral.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the Merger (as defined below), on March 9, 2012, the Company terminated its Second Amended and Restated Credit Agreement, dated as of March 18, 2011, as amended, among the Company, Wells Fargo Bank, National Association, as administrative agent and the other parties thereto (the “Pre-Merger Credit Agreement”) and repaid in full all outstanding loans and advances under the Pre-Merger Credit Agreement in connection with such termination. No penalties were paid in connection with such repayments.

The description of the Pre-Merger Credit Agreement set forth in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 21, 2011 is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 9, 2012, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 16, 2011 (the “Merger Agreement”), by and among the Company, Opal Holdings, LLC, a Delaware limited liability company (“Parent”), and Opal Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”) was consummated in accordance with the Merger Agreement.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (other than any shares owned by the Company, the Acquiring Parties or any of their respective subsidiaries) was cancelled and was converted automatically into the right to receive $9.50 per share in cash, without interest (the “Merger Consideration”). The Company intends to issue a press release announcing the close of the transaction on Monday, March 12, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company is a party to the New Credit Agreement as set forth in Item 1.01 hereof, the description of which is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified The NASDAQ Stock Market (“NASDAQ”) on March 9, 2012, that each outstanding share of Common Stock (except as described in Item 2.01 above) was converted at the Effective Time into the Merger Consideration, as set forth in Item 2.01 hereof, which is incorporated herein by reference, and requested that the NASDAQ file a Form 25 with the Commission to delist the shares of Common Stock from listing and registration thereon. In addition, the Company will file with the Commission a Form 15 to deregister the shares of Common Stock under Sections 12(b) and 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to suspend the reporting obligations of the Company under Sections 13 and 15(d) of the Exchange Act.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement and in connection with the consummation of the Merger, each outstanding share of Common Stock (except as described in Item 2.01 above) was converted at the Effective Time into the right to receive the Merger Consideration. See the disclosure regarding the Merger and the Merger Agreement under Item 2.01 hereof for additional information. Additionally, see Item 5.03 below, the content of which is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant.

As a result of the Merger, the Company became a wholly owned subsidiary of Parent. See the disclosure regarding the Merger and the Merger Agreement under Item 2.01 hereof for additional information.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on March 5, 2012, Peter L. Lynch, the Chairman, Chief Executive Officer and President of the Company resigned his position as the Chairman, Chief Executive Officer and President of the Company, effective as of March 9, 2012. In addition, on March 7, 2012, the Company entered into a letter agreement with Mr. Lynch providing that Mr. Lynch will continue to serve as an advisor to the Chief Executive Officer of the Company until April 4, 2012, on which date his active employment with the Company will terminate. Following such termination of employment, Mr. Lynch will be entitled to the severance and other benefits provided for in connection with such termination of employment pursuant to the terms of and subject to the conditions of that certain Employment Agreement with the Company, dated October 23, 2006, as amended on November 20, 2007, and that certain Executive Retention Bonus Agreement with BI-LO Holding, LLC, dated January 11, 2012.

As previously disclosed, on March 9, 2012, Bennett L. Nussbaum, the Chief Financial Officer of the Company resigned his position, effective as of March 9, 2012.

Effective as of March 9, 2012, Randall Onstead was appointed Chief Executive Officer of the Company. Mr. Onstead is 55 years old and is President and Chief Executive Officer of BI-LO Holding, LLC. Mr. Onstead has worked in the food and drug retail industry for 35 years and at BI-LO for four, and has a history of operating successful grocery chains. Most recently, Mr. Onstead was interim CEO of BI-LO Holding through February 2009. He is also the Founding Principal of Lone Star Retail Partners, L.L.C. Mr. Onstead serves on the Board of Directors of BI-LO Holding and multiple other BI-LO related entities, and also on the boards of various third parties, including Haggen Stores Inc., Source Refrigeration, Baylor College of Medicine, Texas Tech Foundation, and the Robert R. and Kay M. Onstead Foundation. He has also served on the Board of Directors of Food Marketing Institute and TOPCO Associates.

Consistent with the terms of the Merger Agreement, each of Peter Lynch, Evelyn Follit, Charles Garcia, Jeffrey Girard, Yvonne Jackson, Gregory Josefowicz, James Olson, Terry Peets, and Richard Rivera are no longer serving on the Board of Directors of the Company, effective as of the effective time of the Merger, and have been replaced.

The Company’s new Board of Directors, who were appointed on March 9, 2012, is comprised of the following individuals: Randall Onstead and Grant Wilbeck.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, on March 9, 2012, the Company’s existing articles of incorporation and bylaws were amended and restated in their entirety in accordance with the terms of the Merger Agreement. The amended and restated articles of incorporation and amended and restated bylaws of the Company which are filed as Exhibits 3.1 and 3.2, respectively hereto, are incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

In connection with the Merger, a special meeting of the Company’s stockholders was held on March 9, 2012. At the special meeting, the Company’s stockholders approved the following proposals:

(1) A proposal to approve the Merger Agreement.

For	Against	Abstain

39,440,370	952,788	155,215

(2) An advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the Merger.

For	Against	Abstain

33,170,586	5,019,336	2,358,451

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated Articles of Incorporation of Winn-Dixie Stores, Inc.

3.2	Amended and Restated Bylaws of Winn-Dixie Stores, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2012	Winn-Dixie Stores, Inc.

	By:	/s/ Brian Carney
Name: Brian Carney
Title: Vice President

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Winn-Dixie Stores, Inc.

3.2	Amended and Restated Bylaws of Winn-Dixie Stores, Inc.